IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS RECORD FOURTH QUARTER
AND YEAR-END RESULTS

Fourth Quarter Sales and Net Income Up 33% and 34%, Respectively
Board of Directors Increases Dividend By 50%

New York, New York, March 9, 2004: Inter Parfums, Inc. (NASDAQ National Market: IPAR) today reported record results for the fourth quarter and year ended December 31, 2003, the Company's fourth consecutive year of increased sales, net income and earnings per share.

Fourth Quarter 2003 Compared to Fourth Quarter 2002:

  Net sales rose 33% to $49.2 million from $37.1 million; at comparable foreign currency exchange rates, net sales were up 23% for the period;
  Gross margin was 52% compared to 47%;
  S,G&A expense as a percentage of sales was 38% compared to 34%;
  Income from operations rose 40% to $7.1 million from $5.1 million;
  Net income increased 34% to $3.7 million from $2.8 million; and,
  Diluted earnings per share were $0.18, up 29% from $0.14 per diluted share.

2003 Full Year Results

Inter Parfums reported sales of $185.6 million, up 42% from $130.4 million in 2002.  At comparable foreign currency exchange rates, net sales for 2003 were up 31% compared to 2002.  Net income rose 47% to $13.8 million compared to 2002's $9.4 million.  Diluted earnings per share were $0.69 in 2003, up 47% from $0.47 in 2002.  For the year as a whole, the Company's operating margin was 14.0% and net margin was 7.5%, compared to 13.4% and 7.2%, respectively for 2002.

Dividend Increased

Inter Parfums also announced that its Board of Directors increased the Company's regular quarterly cash dividend to $0.03 per share or $0.12 per share on an annualized basis.  The new dividend represents a 50% increase over the previous dividend.  The next quarterly dividend is payable on April 15, 2004 to shareholders of record on March 31, 2004.

 Jean Madar, Chairman of the Board and Chief Executive Officer, stated, "2003 represents our fourth consecutive year of increased sales, net income and earnings per share.  The unprecedented number of new fragrance introductions and our entree into prestige cosmetics are two other defining characteristics of the past year.  In addition, this performance reflected Burberry fragrances strong growth as a result of the continued success of the Burberry London, Burberry Weekend and Burberry Touch lines and the fall 2003 launch of the Burberry Brit for women collection.  Prestige product sales represented approximately 75% of 2003 sales, which caused our gross margin and S,G&A percentage of sales to increase compared to 2002.  Overall mass market sales were up by about 6% compared to 2002 with Aziza brand cosmetics showing the most rapid growth."

 Mr. Madar continued, "2004 will be marked by the continued rollout of the Burberry Brit women's line in Asia, South America and the Middle East and the proposed launch in the fall of the Burberry Brit for men line in selected markets.  A new license arrangement is under serious discussion with Burberry.  We, Inter Parfums, are hopeful for a positive outcome by the summer."

 He continued, "In July, we will unveil new fragrance families for both S.T. Dupont and Paul Smith.  Les Eaux De S.T. Dupont will be available in versions for both men and women as will Paul Smith London.  In October, we will introduce a new Christian Lacroix fragrance for men and women.  Growing the distribution of our Diane von Furstenberg Beauty line is underway.  Our DVF Beauty line will be on sale over the internet at Sephora.com next month, and will debut in several Sephora retail locations beginning this summer.  Also, growth in our mass market brands continues to come primarily from Aziza cosmetics, where distribution is expanding into dollar store sections of certain drug and popular priced general merchandise chains."

 With regard to the pending acquisition of a controlling interest of Nickel S.A., Mr. Madar noted, "This transaction is moving forward with a closing anticipated in April."

 Russell Greenberg, Executive Vice President & CFO, noted, "We closed the year with an exceptionally strong balance sheet.  Working capital was approximately $116 million and we had a working capital ratio of 2.7 to 1.  Cash and cash equivalents aggregated $59 million and, as has been the case for well over a year, we do not have any long-term debt."

 Discussing the outlook for 2004, Mr. Greenberg noted, "Assuming the dollar remains at current levels and excluding the impact of the Nickel transaction, our current 2004 sales target of $217 million and net income goal of $15.8 million appear well within our grasp."

Conference Call

Inter Parfums' management will host a conference call at 11:00 am ET on Wednesday, March 10, 2004, to discuss fourth quarter and year-end results and other recent developments.  Interested parties may participate by calling 973-317-5319, approximately 10 minutes before the start of the call.  This conference call will also be distributed live over the Internet via the Investor Relations section of the Company's web site at www.interparfumsinc.com. To listen to the live call, please go to the web site in advance to register, and if needed, download and install any necessary audio software.  If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days at the web site.

Statements in this release which are not historical in nature are forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from projected results. Such factors include effectiveness of sales and marketing efforts and product acceptance by consumers, dependence upon management, competition, currency fluctuation and international tariff and trade barriers and governmental regulation, as well as the completion and closing of the proposed Nickel agreement.  Given these uncertainties, persons are cautioned not to place undue reliance on the forward-looking statements.

 Inter Parfums develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Burberry, S.T. Dupont, Paul Smith, Christian Lacroix, Celine, and Diane von Furstenberg.  It is also a leading producer and supplier of mass market fragrances, cosmetics and personal care products.  The Company's products are sold in over 120 countries worldwide.

Inter Parfums, Inc.
(In Thousands Except Share and Per Share Amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002

Net sales	$ 49,232	$ 37,118	$ 185,589	$ 130,352

Cost of sales	23,478	19,499	93,024	69,760

Gross margin	25,754	17,619	92,565	60,592

Selling, general and administrative	18,624	12,527	66,572	43,072

Income from operations	7,130	5,092	25,993	17,520

Other charges (income):
Interest	48	54	271	394
Loss (gain) on foreign currency	11	33	(333)	106
Interest and dividend (income)	(307)	(191)	(946)	(628)
Loss on subsidiary's issuance of stock	215	62	369	67
	(33)	(42)	(639)	(61)

Income before income taxes	7,163	5,134	26,632	17,581

Income taxes	2,585	1,860	9,403	6,282

Net income before minority interest	4,578	3,274	17,229	11,299

Minority interest in net income of consolidated subsidiary	865	496	3,392	1,894

Net income	$ 3,713	$ 2,778	$ 13,837	$ 9,405

Net income per common share:
Basic	$ 0.19	$ 0.15	$ 0.73	$ 0.50
Diluted	$ 0.18	$ 0.14	$ 0.69	$ 0.47

Number of common shares outstanding:
Basic	19,128,715	18,816,503	19,032,460	18,776,988
Diluted	20,470,279	19,935,392	20,116,433	19,948,305